EXHIBIT 2.1

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER is dated as of April 20, 2006 (this “Amendment”), by and among STRATFORD AMERICAN CORPORATION, an Arizona corporation (the “Company”), JDMD INVESTMENTS, L.L.C., an Arizona limited liability company (“JDMD”), STRATFORD HOLDINGS INVESTMENT, L.L.C., an Arizona limited liability company (“Stratford Holdings”), and STRATFORD ACQUISITION, L.L.C., an Arizona limited liability company and a wholly-owned subsidiary of Stratford Holdings (“Stratford Acquisition” and together with JDMD and Stratford Holdings, the “Buyout Parties” and each a “Buyout Party”).

W I T N E S S E T H:

WHEREAS, the Company and the Buyout Parties are parties to that certain Agreement and Plan of Merger dated January 31, 2006 (the “Agreement”).

WHEREAS, in accordance with Section 8.03 of the Agreement, the Company and the Buyout Parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and of the obligations contained herein assumed by the respective parties to this Amendment, it is mutually covenanted and agreed as follows:

1.      Amendment of Section 2.01(a). Section 2.01(a) of the Agreement is hereby amended to read as follows:

“(a) Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.01(b) and any Dissenting Shares (as defined in Section 2.03(a))) shall be converted into the right to receive $0.90 in cash, without interest (the “Merger Consideration”). At the Effective Time, each share of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such share (other than shares to be canceled pursuant to Section 2.01(b) and any Dissenting Shares) shall thereafter represent only the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 2.02, an amount in cash per share equal to the Merger Consideration. The holders of such certificates previously evidencing such shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided herein or by law.”

2.      Other Provisions Unaffected. Except as specifically and expressly amended by Section 1 hereof, the terms, covenants and conditions of the Agreement, including without limitation Sections 5.03 and 8.01(h) of the Agreement, shall remain in full force and effect.

3.     Controlling Document. In the event of a conflict or inconsistency between any term of this Amendment and any term of the Agreement, the terms of this Amendment shall control and prevail.

4.     Miscellaneous. This Amendment: (a) may be amended only by a writing signed by each of the parties hereto; (b) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument; (c) may not be assigned, pledged or otherwise transferred, whether by operation of law or otherwise, without the prior consent of the other parties; (d) together with the Agreement, contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (e) is governed by, and will be construed and enforced in accordance with, the laws of the State of Arizona, without giving effect to any conflict of laws rules; and (f) is binding upon, and will inure to the benefit of, the parties and their respective heirs, successors and permitted assigns.  The waiver by a party of any breach or violation of any provision of this Amendment will not operate as, or be construed to be, a waiver of any subsequent breach or violation hereof.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the Company and the Buyout Parties have caused this Amendment to be executed as of the date first written above by their respective duly authorized officers.

COMPANY:

STRATFORD AMERICAN CORPORATION, an Arizona corporation

/s/ David H. Eaton

By: David H. Eaton Its: Chairman

BUYOUT PARTIES:

JDMD INVESTMENTS, L.L.C., an Arizona limited liability company

/s/ Mel L. Shultz

By: Mel L. Shultz Its: Managing Member

STRATFORD HOLDINGS INVESTMENT, L.L.C., an Arizona limited liability company

By:	JDMD INVESTMENTS, L.L.C., its Manager

/s/ Mel L. Shultz

By: Mel L. Shultz Its: Managing Member

STRATFORD ACQUISITION, L.L.C., an Arizona limited liability company

By:	JDMD INVESTMENTS, L.L.C., its Manager

/s/ Mel L. Shultz

By: Mel L. Shultz Its: Managing Member